SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 20, 1999


                                UBARTER.COM INC.
             (Exact name of registrant as specified in its charter)


NEVADA                           0-24005                           91-1739746
(State or other jurisdiction     (Commission                       (IRS Employer
of incorporation)                File Number)                Identification No.)


                21400 International Blvd. #207, Seattle, WA 98198

               (Address of principal executive offices) (Zip Code)


       Registrant=s telephone number, including area code: (206) 870-9290




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Item 5.  Other Events.

         On December 20, 1999, Ubarter.com Inc. ("Ubarter") entered into a letter of intent (the "Letter") with ShopNow.com Inc. ("ShopNow") pursuant to which ShopNow would acquire Ubarter and would provide Ubarter a $2.0 million short-term bridge loan. The following summary of certain terms and conditions of the transactions is qualified by reference to the documents relating to these transactions which are filed as exhibits to this Form 8-K.

         The Letter provides that ShopNow will acquire all of the Company's equity for $45 million (subject to reduction for certain liabilities of Ubarter as of the closing date) payable in shares of ShopNow's common stock valued at the lower of (i) $20 per share or (ii) the average daily closing sales price of ShopNow's common stock as reported on the Nasdaq National Market on each of the ten trading days immediately prior to the execution of the definitive acquisition agreement. On December 20, 1999, the closing sales price of ShopNow's common stock was $18.75 per share.

         The transaction is subject to completion of due diligence, execution of definitive agreements and receipt of all necessary consents and approvals, including approval of the board of directors and shareholders of Ubarter. Ubarter has agreed to pay a termination fee to ShopNow under certain circumstances if the acquisition contemplated by the Letter is not consummated. The transaction is expected to be completed sometime in the first half of 2000.

         As a part of execution of the Letter, Steven White, the Company's Chief Executive Officer, and New Horizons LLC have agreed to vote their shares in favor of approval of the acquisition contemplated by the Letter and upon execution of definitive agreements relating to the acquisition, to enter into a voting agreement to vote in favor of approval of the transactions contemplated by the Letter. In addition, prior to April 30, 2000, Mr. White has given ShopNow an option (the "Call Option") to purchase all of his shares of Ubarter at a price of $6.00 per share. Mr. White currently holds approximately 22% of Ubarter's outstanding shares of common stock and New Horizons currently holds approximately 19% of Ubarter's outstanding shares of common stock (assuming exercise of warrants to purchase 400,000 shares of Ubarter's common stock).

         As a part of the execution of the Letter, ShopNow provided Ubarter a $2.0 million short-term bridge loan in the form of a Convertible Promissory Note due upon demand at any time after June 22, 2000 (the "Note"). If the acquisition of Ubarter is not completed, the then unpaid principal balance of the Convertible Note will convert into shares of common stock upon the conversion prices as set forth in the Note. Under certain circumstances, in the event of conversion of the Note into shares of Ubarter common stock, Ubarter will issue ShopNow a warrant to purchase shares of Ubarter common stock (the "Warrant"). Ubarter will use the proceeds of the bridge loan to continue to fund further development of its e-commerce site for barter and for working capital purposes.

         A copy of the Letter, the Call Option, the Note and the Warrant are filed as exhibits to this Form 8-K.




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Item 7.  Financial Statements and Exhibits.

         (c)      Exhibits.

                  2 Letter of Intent dated December 20, 1999,between Ubarter.com Inc., ShopNow.com Inc., Steven White and New Horizons LLC.

4.2      Call Option between Steven White and ShopNow.com Inc.

4.3      Convertible Promissory Note dated December 22, 1999

                  4.4      Stock Purchase Warrant dated December 22, 1999

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: December 31, 1999                   UBARTER.COM INC.



                                           By   /s/ Steven M. White
                                           Name: Steven M. White
                                           President and Chief Executive Officer





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                                  EXHIBIT INDEX

Exhibit Number             Exhibit Description







2 Letter of Intent dated December 20, 1999,between Ubarter.com Inc., ShopNow.com Inc., Steven White and New Horizons LLC.

4.1                        Call Option between Steven White and ShopNow.com Inc.
4.2                        Convertible Promissory Note dated December 22, 1999

4.3                        Stock Purchase Warrant dated December 22, 1999